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                                                                    EXHIBIT 99.1


(SEROLOGICALS CORPORATION LOGO)


Contact:          Bud Ingalls
                  VP-Finance and Chief Financial Officer
                  (678) 728-2115


                  Craig Brown
                  Director, Finance
                  (678) 728-2117


              SEROLOGICALS ANNOUNCES PRICING OF CONVERTIBLE SENIOR
                            SUBORDINATED DEBENTURES

                                ----------------

ATLANTA, GA -- AUGUST 15, 2003 -- Serologicals Corporation (Nasdaq/NM:SERO) today announced the pricing of its offering of $110 million aggregate principal amount of its 4.75% Convertible Senior Subordinated Debentures due 2033 in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the initial purchasers have the option to purchase up to an additional $20 million aggregate principal amount of debentures. The offering is expected to close on August 20, 2003, subject to customary closing conditions.

Subject to the satisfaction of certain conditions, the debentures will be convertible into shares of Serologicals common stock at an initial conversion rate of 67.5676 shares per $1,000 principal amount of debentures, subject to adjustment. The debentures will mature on August 15, 2033. Interest on the debentures will be payable at the rate of 4.75% per annum on February 15 and August 15 of each year, beginning on February 15, 2004. Beginning on August 22, 2008, the Company may redeem some or all of the debentures for cash. In addition, on August 15, 2008, 2010, 2013, 2018, 2023 and 2028 and upon a fundamental change, holders may require the Company to repurchase their debentures (with the Company able to pay in cash or common stock on each such date other than August 15, 2008). The debentures will be unsecured.

The Company intends to use the net proceeds to repay all outstanding indebtedness under its existing credit facility. The Company will use any excess proceeds for general corporate purposes.

The debentures have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The debentures and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act or any state securities laws. Unless so registered, the debentures and the shares of common stock issuable upon conversion of the debentures may not be offered or sold in the United States except









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Serologicals Announces Pricing of Convertible Senior Subordinated Debentures
August 15, 2003
Page 2


pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ABOUT SEROLOGICALS

Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 900 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol "SERO".


    Serologicals is a registered trademark of Serologicals Royalty Company.